Filed Pursuant to Rule 433

Registration Nos. 333-223982 and 333-223982-01

May 10, 2018

PRICING TERM SHEET

GlaxoSmithKline Capital Inc.

$1,250,000,000 3.375% Notes due 2023

$1,000,000,000 3.625% Notes due 2025

$1,750,000,000 3.875% Notes due 2028

Fully and unconditionally guaranteed by

GlaxoSmithKline plc

Issuer:	GlaxoSmithKline Capital Inc.

Guarantor:	GlaxoSmithKline plc

$1,250,000,000 3.375% Notes due 2023

Principal Amount:	$1,250,000,000

Maturity Date:	May 15, 2023

Coupon:	3.375%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing November 15, 2018

Day Count Fraction:	30/360

Price to Public:	99.531%

Gross Proceeds to Issuer:	$1,244,137,500

Underwriting Discount and Commissions:	0.350%

Net Proceeds to Issuer:	$1,239,762,500

Benchmark Treasury:	2.750% due April 30, 2023

Benchmark Treasury Yield:	2.828%

Spread to Benchmark Treasury:	+ 65 bps

Yield to Maturity:	3.478%

Make-Whole Call:	Treasury Rate (as defined in the preliminary prospectus supplement) + 10 bps

CUSIP:	377372AL1

ISIN:	US377372AL15

$1,000,000,000 3.625% Notes due 2025

Principal Amount:	$1,000,000,000

Maturity Date:	May 15, 2025

Coupon:	3.625%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing November 15, 2018

Day Count Fraction:	30/360

Price to Public:	99.328%

Gross Proceeds to Issuer:	$993,280,000

Underwriting Discount and Commissions:	0.400%

Net Proceeds to Issuer:	$989,280,000

Benchmark Treasury:	2.875% due April 30, 2025

Benchmark Treasury Yield:	2.935%

Spread to Benchmark Treasury:	+ 80 bps

Yield to Maturity:	3.735%

Make-Whole Call:	Treasury Rate + 15 bps

CUSIP:	377372AM9

ISIN:	US377372AM97

$1,750,000,000 3.875% Notes due 2028

Principal Amount:	$1,750,000,000

Maturity Date:	May 15, 2028

Coupon:	3.875%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing November 15, 2018

Day Count Fraction:	30/360

Price to Public:	99.992%

Gross Proceeds to Issuer:	$1,749,860,000

Underwriting Discount and Commissions:	0.450%

Net Proceeds to Issuer:	$1,741,985,000

Benchmark Treasury:	2.750% due February 15, 2028

Benchmark Treasury Yield:	2.976%

Spread to Benchmark Treasury:	+ 90 bps

Yield to Maturity:	3.876%

Make-Whole Call:	Treasury Rate + 15 bps

CUSIP:	377372AN7

ISIN:	US377372AN70

Common Terms:

Trade Date:	May 10, 2018

Expected Settlement Date:	May 15, 2018 (T+3)

Business Day:	New York and London

Expected Listing:	New York Stock Exchange

Denominations:	$2,000 x $1,000

Anticipated Ratings:	A2 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:

Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

Barclays Capital Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC Standard Chartered Bank

MiFID II professionals/ECPs-only / No PRIIPs KID – in the European Economic Area (EEA), the manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.